As filed with the Securities and Exchange Commission on October 29, 2010

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HKN, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	95-2841597
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

180 State Street, Suite 200

Southlake, Texas 76092

Telephone: (817) 424-2424

(Address, including Zip Code, and Telephone Number,

including Area Code, of Registrant’s Principal Executive Offices)

Anna Williams

Senior Vice President and Chief Financial Officer

HKN, Inc.

180 State Street, Suite 200

Southlake, Texas 76092

Telephone: (817) 424-2424

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copy to:

Bruce H. Hallett

Hallett & Perrin

2001 Bryan Street, Suite 3900

Dallas, Texas 75201
Telephone: (214) 922-4120

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Non-transferrable subscription rights, each to purchase one share of common stock, $0.01 par value (1)	—	—	—		—
Common Stock, par value $0.01 per share (2)	7,500,000 shares	$2.00	$15,000,000	(3)	$1,069.50

(1)

Each share of common stock, par value $0.01 per share, includes a right, upon the occurrence of certain events, to purchase one-thousandth of a share of Series E Junior Participating Preferred Stock at a price of $35.

(2)

The subscription rights are being issued without consideration.  Pursuant to Rule 457(g), no separate registration fee is payable with respect to the subscription rights being offered hereby since the subscription rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(3)	Represents the aggregate gross proceeds from the exercise of the maximum number of rights that may be issued.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY THESE SECURITIES BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED OCTOBER 29, 2010

PROSPECTUS

HKN, Inc.

Up to 7,500,000 Shares of Common Stock Issuable Upon Exercise of Rights

to Subscribe for Such Shares at $2.00 per Share

We are distributing at no charge to holders of our common stock non-transferable subscription rights to purchase shares of our common stock. You will receive 0.74545 of a subscription right for every share of common stock owned at the close of business on January 5, 2011, subject to adjustments to eliminate fractional rights. We are distributing subscription rights exercisable for up to an aggregate of 7,500,000 shares of our common stock.

Each whole subscription right will entitle you, as a holder of our common stock, to purchase one share of our common stock at a subscription price of $2.00 per share. Subscribers who exercise their rights in full may also over-subscribe for additional shares, subject to certain limitations, to the extent additional shares are available. The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on January 27, 2011, unless extended. We are not requiring a minimum subscription to complete the rights offering.

You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. All exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights.

The shares are being offered directly by us without the services of an underwriter or selling agent. Shares of our common stock are traded on the NYSE Amex under the symbol “HKN.”  On October 26, 2010, the closing sales price for our common stock was $3.62 per share.  We urge you to obtain a current market price for the shares of our common stock before making any determination with respect to the exercise of your rights.

Exercising the rights and investing in our common stock involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 11 of this prospectus, the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

	Per Share	Aggregate

Subscription Price	$2.00	$15,000,000
Estimated Expenses	$0.03	220,000
Net Proceeds to Us	$1.97	$14,780,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

As a result of the terms of this offering, stockholders who do not fully exercise their rights will own, upon completion of this offering, a smaller proportional interest in us than otherwise would be the case had they fully exercised their rights. See “Risk Factors — Risks associated with the rights offering and market conditions— If you do not exercise your rights in full in the rights offering, you will suffer significant dilution in your percentage ownership of the Company” in this prospectus for more information.

The date of this prospectus is October 29, 2010

FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act, regarding, among other things, our financial condition and business strategy. We based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of historical facts, included in this prospectus regarding the prospects of our industry and our prospects, plans, financial position, and business strategy may constitute forward-looking statements.  In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “foresee,” “believe,” or “continue,” or the negatives of these terms or variations of them or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to be correct.  Important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus, including in conjunction with the forward-looking statements included in this prospectus and under “Risk Factors.” All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this document. These forward-looking statements speak only as of the date of this prospectus. We will not update these statements except as may be required by applicable securities laws.

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, the terms “we,” “us,” “our,” and the “Company” refer to HKN, Inc. and its consolidated subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the rights. Our business, financial condition, results of operations, and prospects may have changed since that date.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering.  The answers are based on selected information from this prospectus and the documents incorporated by reference herein.   The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering.   This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, our common stock and our business.

Exercising the rights and investing in our common stock involves risks.  We urge you to carefully read the section entitled “Risk Factors” beginning on page 11 of this prospectus, the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

What is a rights offering?

A rights offering is a distribution of subscription rights on a pro rata basis to all stockholders of a company. We are distributing to holders of our common stock as of the close of business on January 5, 2011, the “eligibility date,” at no charge, subscription rights to purchase shares of our common stock.  You will receive 0.74545 of a subscription right for every share of our common stock you owned at the close of business on the eligibility date, subject to adjustments to eliminate fractional rights.  The subscription rights will be evidenced by rights certificates.

What is a right?

Each whole right gives our stockholders the opportunity to purchase one share of our common stock for $2.00 per share and carries with it a basic subscription privilege and an over-subscription privilege, as described below.

Will fractional subscription rights be issued?

No. We will not issue fractional subscription rights or cash in lieu of fractional rights. Fractional subscription rights will be rounded down to the nearest whole number to ensure that we offer no more than 7,500,000 shares of common stock in the rights offering.

How many shares may I purchase if I exercise my rights?

We are granting to you, as a stockholder of record on the eligibility date, 0.74545 of a subscription right subject to adjustments to eliminate fractional rights. Each whole right includes (i) a basic subscription privilege that entitles the holder to subscribe to purchase shares of common stock (the “basic subscription privilege”) and (ii) an over-subscription privilege that entitles the holder, if such holder exercises its basic subscription privilege in full, to subscribe to purchase shares of common stock that our other shareholders do not purchase through the exercise of their basic subscription rights (the “over-subscription privilege”). We determined the ratio of rights you will receive per share by dividing $15 million by the subscription price of $2.00 to determine the number of shares to be issued in the rights offering and then dividing that number of shares by the number of shares projected to be outstanding on the eligibility date.  You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

If you hold your shares in street name through a broker, bank, or other nominee who uses the services of the Depository Trust Company, or “DTC,” then DTC will issue 0.74545 of a right to your nominee for every share of our common stock you own at the eligibility date, subject to adjustments to eliminate fractional rights.  Each whole right can then be used to purchase one share of common stock for $2.00 per share.

What is the basic subscription privilege?

The basic subscription privilege of each whole right entitles you to purchase one share of our common stock at the subscription price of $2.00 per share. For example, if you owned 1,000 shares of common stock on the eligibility date and you were granted 0.74545 of a right for every share you owned at that time, then you would have the right to purchase 745 shares of common stock for $2.00 per share.

What is the over-subscription privilege?

The over-subscription privilege of each right entitles you, if you have fully exercised your basic subscription privilege, to subscribe for additional shares of our common stock (up to the number of unsubscribed shares) at the same subscription price per share on a pro rata basis if any shares are not purchased by other holders of subscription rights under their basic subscription privileges as of January 27, 2011 (the “Expiration Date”). “Pro rata” means in proportion to the number of shares of our common stock that all subscription rights holders who have fully exercised their basic subscription privileges on their common stock holdings have purchased pursuant to the basic-subscription privilege.

What if there is an insufficient number of shares to satisfy the over-subscription requests?

If there is an insufficient number of shares of our common stock available to fully satisfy the over-subscription requests of rights holders, subscription rights holders who exercised their over-subscription privilege will receive the available shares pro rata based on the number of shares each subscription rights holder has subscribed for under the basic subscription privilege. Any excess subscription payments will be returned, without interest or deduction, promptly after completion of the rights offering.

Why are we conducting the rights offering?

We are conducting the rights offering to raise up to $15 million in equity capital.  We plan to use the net proceeds of the rights offering to acquire or invest in energy-based businesses, securities, working interests and other oil, natural gas and energy-related investments, properties, products and technologies, and for general corporate purposes. A rights offering provides our stockholders the opportunity to participate in this transaction on a pro rata basis and, if all stockholders exercise their rights, avoid dilution of their ownership interest in the Company.

How was the subscription price of $2.00 per share determined?

A special committee of our Board of Directors (the “Special Committee”) determined the subscription price after considering, among other things, (i) the opinion delivered to the Special Committee by its financial advisor, The BVA Group, LLC., indicating that the financial terms of the rights offering are fair from a financial point of view to our stockholders taken as a whole; (ii) the likely cost of capital from other sources; and (iii) the price at which our stockholders might be willing to participate in the rights offering.  The $2.00 subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the rights offering.

Am I required to exercise all of the rights I receive in the rights offering?

No. You may exercise any number of your rights, or you may choose not to exercise any rights. If you do not exercise any rights, the number of shares of our common stock you own will not change. However, because 7,500,000 shares of our common stock will be issued if the rights offering is fully subscribed, if you do not exercise your rights, your percentage ownership will be diluted after the completion of the rights offering.

How soon must I act to exercise my rights?

The rights may be exercised beginning on January 13, 2011 through the expiration date, which is January 27, 2011, at 5:00 p.m., Eastern Time, unless extended by the Special Committee. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you or your broker or nominee at or before the expiration date.

May I transfer my rights?

No.  You may not sell or transfer the subscription rights because they are non-transferable.

Are there any conditions to the completion of the rights offering?

We are not requiring a minimum subscription to complete the rights offering.  However, the closing of the rights offering is conditioned upon, among other requirements, our stockholders having approved the issuance of shares of our common stock in this rights offering, and other customary conditions.  See “The Rights Offering — Conditions to the Rights Offering.”

Are there any backstop purchasers?

No.  Obtaining the commitment of a backstop purchaser would generally ensure that, subject to the consummation of the rights offering, we would receive aggregate gross proceeds of $15 million.  However, our Board of Directors believed that any backstop purchaser would have required us to pay a significant fee for such commitment and may have also required additional conditions or covenants that may have been adverse to our stockholders.

Can the board of directors cancel, terminate, amend, or extend the rights offering?

Generally, we may not cancel or terminate the rights offering, nor may we amend the terms of the rights offering unless the closing conditions for the rights offering are not satisfied. The Special Committee may extend the time for exercising subscription rights.

Has our Board of Directors made a recommendation to our stockholders regarding the exercise of rights under the rights offering?

No.  Neither our Board of Directors nor the Special Committee has made, nor will they make, any recommendation to stockholders regarding the exercise of rights under the rights offering. You should make an independent investment decision about whether or not to exercise your rights. Stockholders who exercise rights risk investment loss on new money invested.  We cannot assure you that the market price for our common stock will remain above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price.  If you do not exercise your rights, you will lose any value represented by your rights, and if you do not exercise your rights in full, your percentage ownership interest in the Company will be diluted.  For more information on the risks of participating in the rights offering, see the section of this prospectus entitled “Risk Factors.”

You should not view the vote by any member of our Board of Directors as advice that the exercise of the subscription rights is in your best interests.

How do I exercise my rights? What forms and payment are required to purchase the shares of common stock?

If you wish to participate in the rights offering, you must take the following steps, unless your shares are held by a broker, bank, or other nominee:

•	deliver payment to the subscription agent using the methods outlined in this prospectus; and

•	deliver a properly completed subscription rights certificate to the subscription agent before 5:00 p.m., Eastern Time, on January 27, 2011, unless extended.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the subscription rights certificate, the payment received will be applied to exercise your basic subscription privilege. Unless you have specified the number of shares you wish to purchase upon exercise of your over-subscription privilege, any payment in excess of that required to exercise your basic subscription privilege will be refunded.  If the payment exceeds the subscription price for the full exercise of the basic and over-subscription privileges (to the extent specified by you), the excess will be refunded.  You will not receive interest on any payments refunded to you under the rights offering.

If I exercise my rights, when will I receive my new shares?

We will issue the shares for which subscriptions pursuant to the basic subscription privilege and the over-subscription privilege have been properly received promptly following the later of the expiration date or the satisfaction or waiver of the closing conditions described in this prospectus, if we have received a properly completed and executed rights certificate, together with payment of the subscription price for each share of common stock subscribed for pursuant to the basic subscription privilege and over-subscription privilege (and after all pro rata allocations and adjustments have been completed with respect to the over-subscription privilege).

After I send in my payment and rights certificate, may I change or cancel my exercise of rights?

No.  All exercises of subscription rights are irrevocable. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $2.00 per share.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, bank, or other nominee?

If you hold your shares of our common stock in the name of a broker, bank, or other nominee, then your broker, bank, or other nominee is the record holder of the shares you own. The record holder must exercise the rights on your behalf for the shares of common stock you wish to purchase.

If you wish to participate in the rights offering and purchase shares of common stock, please promptly contact the record holder of your shares.  We will ask your broker, bank, or other nominee to notify you of the rights offering.  You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.”  You should receive this form from your record holder with the other rights offering materials.

What should I do if I want to participate in the rights offering, but I am a stockholder with a foreign address?

Subscription rights certificates will not be mailed to foreign stockholders whose address of record is outside the United States, or is an Army Post Office (APO) address or Fleet Post Office (FPO).  If you are a foreign stockholder, you will be sent written notice of this offering.  The subscription agent will hold your subscription rights, subject to you making satisfactory arrangements with the subscription agent for the exercise of your subscription rights, and follow your instructions for the exercise of the subscription rights if such instructions are received by the subscription agent at or before 11:00 a.m., New York City time, on January 24, 2011, three business days prior to the expiration date (or, if this offering is extended, on or before three business days prior to the extended expiration date).  If no instructions are received by the subscription agent by that time, your subscription rights will expire without any payment to you of those unexercised subscription rights.

How much money will the Company receive from the rights offering?

While the rights offering has no minimum purchase requirement, if it is completed and fully subscribed, the Company will receive $15 million to acquire or invest in energy-related businesses, securities, working interests and other oil, natural gas and energy-related investments, properties, products and technologies, and for general corporate purposes.  See “Use of Proceeds.”

Have any stockholders indicated that they will exercise their rights?

No.   Lyford Investments Enterprises Ltd. (“Lyford”) and UniPureEnergy Acquisition Ltd. (“UEA”), which beneficially own approximately 31.66% and 11.97%, respectively, of our outstanding common stock as of the date of this filing, have notified the Company that they intend to vote all of their shares of common stock in favor of the proposal to conduct the rights offering at the special meeting of stockholders to be held to consider such proposal. Mr. Alan Quasha, Chairman of the Board of the Company, is the son of Phyllis Quasha, who is deemed a beneficial owner of Lyford and UEA, but Mr. Quasha disclaims any beneficial ownership of these shares. Neither stockholder has advised the Company of whether, and to what extent, it will exercise its rights.

Are there risks in exercising my subscription rights?

Yes.  The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment.  You should carefully read the section entitled “Risk Factors” beginning on page 11 of this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

How many shares of common stock will be outstanding after the rights offering?

As of September 30, 2010, we had 10,061,024 shares of common stock issued and outstanding.  Assuming full participation by stockholders, upon completion of the rights offering, we will have 17,561,024 shares of common stock outstanding after the closing of the rights offering.

What fees or charges apply if I purchase shares of common stock?

We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise your rights.  If you exercise your rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of exercising rights?

A holder will not recognize income, gain, or loss for U.S. federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering.  You should consult your tax advisor as to the particular consequences to you of the rights offering.  For a detailed discussion, see the section of this prospectus entitled “Material Federal Income Tax Consequences to United States Persons.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, bank, or other nominee, then you should send your payment and rights certificate to that record holder in accordance with the instructions you receive from that record holder.  If you are the record holder, then you should send your subscription documents and rights certificate by hand delivery, first class mail, or courier service to:

If delivering by mail: American Stock Transfer & Trust Co., LLC Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by hand or overnight courier: American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Your payment of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by either:

•	cashier’s or certified check drawn upon a United States bank payable to the subscription agent at the address set forth above; or

•	wire transfer of immediately available funds, to the subscription account maintained by the subscription agent at , ABA# , Account No. , Ref: HKN, Inc.

The rights agent will not accept non-certified checks drawn on personal or business accounts. The rights agent will accept payment only by certified check, cashier’s check, or wire transfer of funds.

You are solely responsible for completing delivery to the subscription agent of your subscription documents and payment.  We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the information agent, Morrow & Co., LLC at (800) 607-0088 or HKN.info@morrowco.com.  For a more complete description of the rights offering, see “The Rights Offering” beginning on page 20.

SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference therein.   This summary is not complete and may not contain all of the information that you should consider before deciding whether or not you should exercise your rights.   You should read the entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 11 of this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

HKN, Inc.

Our business strategy is focused on enhancing value for our stockholders through the development of a well-balanced portfolio of energy-based assets.  Currently, the majority of the value of our assets is derived from our ownership in Gulf Coast oil and gas properties, our ownership in certain publicly-traded common shares of Global Energy Development PLC, our investment in BriteWater International LLC and in our coalbed methane prospects in Indiana and Ohio.  We consider these assets to be strategic for us, and our objective is to build the value of these properties by:

•	Monitoring and reducing operating costs
•	Reducing operational, environmental, financial and third-party dependency risks
•	Pursuing possibilities for “expanding our footprint” in these areas
•	Performing economic upgrades and improvements

We are also seeking to identify further investment opportunities in undervalued energy-based assets or companies which could provide future value for our stockholders.

We were incorporated in 1973 in the State of California and reincorporated in 1979 in the State of Delaware. Our corporate offices are located at 180 State Street, Suite 200, Southlake, Texas 76092. Our telephone number is (817) 424-2424, and our web site is accessed at www.hkninc.com. We make available, free of charge, on our website, our Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, Audit Committee Charter and Nominating and Corporate Governance Committee Charter as well as our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as is reasonably practical after such materials are electronically filed with, or furnished to, the Securities and Exchange Commission (“SEC”).

Consolidated Financial Data

(unaudited — in thousands, except per share amounts)

The following selected consolidated financial data of the Company, for each of the fiscal years in the three-year period ended December 31, 2009, have been derived from our audited consolidated financial statements.  The following selected consolidated financial data for each of the six-month periods ended June 30, 2009 and 2010 have been derived from the Company’s unaudited condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2009 and 2010 and are not necessarily indicative of the results for the remainder of the fiscal year or any future period. We believe that the unaudited condensed consolidated financial data reflects all normal and recurring adjustments necessary for a fair presentation of the results for the interim periods presented. This information is only a summary and should be read in conjunction with financial statements and the notes thereto incorporated by reference into this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010.

HKN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except for share and per share amounts)

	Year Ended December 31,			Six Months Ended June 30,
	2009	2008	2007	2010	2009

Revenues and other:
Oil and gas operations	$10,185	$22,206	$20,419	$5,553	$4,803
Trading revenues (losses), net	—	(4,344)	680	—	—
Interest and other income	2,153	2,401	3,199	768	1,298
	12,338	20,263	24,298	6,321	6,101
Costs and Expenses:
Oil and gas operating expenses	8,591	10,801	8,648	3,284	3,812
General and administrative expenses	3,197	5,281	5,950	1,493	1,189
Provision (benefit) for doubtful accounts	183	41	(106)	(21)	271
Depreciation, depletion, amortization and accretion	3,524	5,224	6,107	1,494	1,985
Equity in losses (gains) of Spitfire	225	(196)	50	20	123
Gain on sale of investment	(30)	—	—	(1,887)	(21)
Impairment of facilities	—	97	—	—	—
Impairment of investment in Spitfire	—	4,618	—	—	—
Full cost impairment	—	19,906	—	—	—
Interest expense and other losses	33	121	390	42	59
	15,723	45,893	21,039	4,425	7,418
Income (loss) from continuing operations before income taxes	$(3,385)	$(25,630)	$3,259	$1,896	$(1,317)
Income tax expense (benefit)	(40)	275	30	—	(40)
Income (loss) from continuing operations	$(3,345)	$(25,905)	$3,229	$1,896	$(1,277)
Loss from discontinued operations, net of taxes	—	(1,049)	—	—	—
Net income (loss)	$(3,345)	$(26,954)	$3,229	$1,896	$(1,277)
Net loss attributable to noncontrolling interests	295	—	—	255	—
Net loss from discontinued operations attributable to noncontrolling interests	—	208	—	—	—
Net income (loss) attributable to HKN, Inc.	$(3,050)	$(26,746)	$3,229	$2,151	$(1,277)
Accrual of dividends related to preferred stock	(280)	(305)	(217)	(8)	(169)
Payments of dividends and modification of preferred stock	(139)	(57)	(47)	8	(113)
Net income (loss) attributed to common stock	$(3,469)	$(27,108)	$2,965	$2,151	$(1,559)
Basic and diluted net income (loss) per common share:
Net income (loss) per common share from continuing operations	$(0.37)	$(2.74)	$0.30	$0.23	$(0.17)
Net loss per common share from discontinued operations	—	(0.09)	—	—	—
Net income (loss) per common share	$(0.37)	$(2.83)	$0.30	$0.23	$(0.17)
Weighted average common shares outstanding	9,269,565	9,587,952	9,799,332	9,553,848	8,924,516

Reasons for the Rights Offering

We are pursuing the rights offering to enhance our financial flexibility and provide funds for us to acquire or invest in energy-related businesses, securities, working interests and other oil, natural gas and energy-related investments, properties, products and technologies, and for general corporate purposes.

Prior to approving the rights offering, our Board of Directors carefully considered our current and expected liquidity requirements in light of our expected results of operations, current market conditions, and business and capital-raising opportunities, as well as the dilution of the ownership percentage of the current holders of our common stock that may be caused by the rights offering if they do not exercise their rights in full.

After weighing the factors discussed above and the effect of the $15 million in additional capital, before expenses, that may be generated by the sale of all shares pursuant to the rights offering, the Special Committee and our Board of Directors determined that the rights offering is in the best interests of the Company and its stockholders. Although we believe that the rights offering will strengthen our financial condition, neither our Board of Directors nor the Special Committee is making any recommendation as to whether you should exercise your subscription rights.

Description of The Rights Offering

Securities offered

We are distributing to you, at no charge, 0.74545 of a non-transferable subscription right for every share of our common stock that you owned on the eligibility date, either as a holder of record or, in the case of shares held of record by brokers, banks, or other nominees, on your behalf, as a beneficial owner of such shares, subject to adjustments to eliminate fractional rights.

Basic subscription privilege	Each whole right gives you the opportunity to purchase one share of our common stock for $2.00 per share.

Over-subscription privilege

If you elect to exercise your basic subscription privilege in full, you may also subscribe for additional shares (up to the number of unsubscribed shares) at the same subscription price per share. If an insufficient number of shares are available to fully satisfy over-subscription requests, the available shares will be distributed proportionately among rights holders who exercised their over subscription privilege based on the number of shares each rights holder subscribed for under the basic subscription privilege. The subscription agent will return any excess payments by mail without interest or deduction promptly after completion of the rights offering.

Eligibility date	Close of business on January 5, 2011.

Expiration date

5:00 p.m., Eastern Time, on January 27, 2011, unless extended by the Special Committee. Any rights not exercised at or before that time will expire without any payment to the holders of those unexercised rights.

Subscription price	$2.00 per share, payable in immediately available funds.

Use of proceeds

The net proceeds to us from the sale of all of our shares of common stock offered in the rights offering, assuming full participation, are estimated to be approximately $14.8 million, after deducting estimated offering expenses of approximately $220 thousand. We plan to use the net proceeds of the rights offering to acquire or invest in energy-related businesses, securities, working interests and other oil, natural gas and energy-related investments, properties, products and technologies, and for general corporate purposes.

Transferability of rights	The subscription rights are not transferable.

No board recommendation

Neither our Board of Directors nor the Special Committee makes any recommendation to you about whether you should exercise any rights. You are urged to make an independent investment decision about whether to exercise your rights based on your own assessment of our business and the rights offering. Please see the section of this prospectus entitled “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

No revocation	If you exercise any of your rights, you will not be permitted to revoke or change the exercise or request a refund of monies paid.

U.S. federal income tax considerations

A holder will not recognize income, gain, or loss for Federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see “Material Federal Income Tax Consequences to United States Persons.”

Extension, cancellation, and amendment

The period for exercising your subscription rights may be extended by the Special Committee. We may not cancel or terminate the rights offering, nor may we amend the terms of the rights offering unless certain closing conditions of the rights offering are not satisfied, including the approval of our stockholders of the issuance of shares in the rights offering, as required by the NYSE Amex rules.

Procedure for exercising rights

If you are the record holder of shares of our common stock, to exercise your rights you must complete the rights certificate and deliver it to the subscription agent, American Stock Transfer & Trust Co., LLC, together with full payment for all the subscription rights (pursuant to both the basic subscription privilege and the over-subscription privilege) you elect to exercise. The subscription agent must receive the proper forms and payments on or before the expiration of the rights offering. You may deliver the documents and payments by mail or commercial courier, and you may make payments by wire transfer of immediately available funds. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested. If you are a beneficial owner of shares of our common stock, you should instruct your broker, bank, or nominee in accordance with the procedures described in the section of this prospectus entitled “The Rights Offering — Beneficial Owners.”

Subscription agent	American Stock Transfer & Trust Co., LLC

Information agent	Morrow & Co., LLC

Questions	Questions regarding the rights offering should be directed to the information agent, at (800) 607-0088 or HKN.info@morrowco.com

Shares outstanding before the rights offering	10,061,024 shares as of September 30, 2010.

Shares outstanding after completion of the rights offering	Up to 17,561,024 shares of our common stock will be outstanding immediately after completion of the rights offering, assuming full participation in the rights offering.

Issuance of our common stock

If you purchase shares of common stock pursuant to the basic subscription privilege or the over-subscription privilege, we will issue certificates representing those shares to you or the DTC on your behalf, as the case may be, promptly after the completion of the rights offering.

Risk factors	Stockholders considering exercising their subscription rights should consider the risk factors described in the section of this prospectus entitled “Risk Factors.”

Expenses	We will bear the expenses relating to the rights offering.

NYSE Amex trading symbol	Shares of our common stock are currently listed on the NYSE Amex under the symbol HKN, and the shares to be issued in connection with the rights offering will be eligible for trading on the NYSE Amex.

The Special Meeting of Our Stockholders

We intend to call a special meeting of our stockholders to be held on January 12, 2011, to consider the approval of the issuance of shares of our common stock in the rights offering, as required by the NYSE Amex rules. Lyford and UEA, which beneficially own approximately 31.66% and 11.97%, respectively of our outstanding common stock, have notified the Company that they intend to vote all of their shares of common stock in favor of the rights offering proposal at the special meeting.

RISK FACTORS

We wish to caution you that there are risks and uncertainties that could cause our actual results to be materially different from those indicated by forward-looking statements that we make from time to time in filings with the SEC, news releases, reports, proxy statements, registration statements and other written communications, as well as oral forward-looking statements made from time to time by our representatives. These risks and uncertainties include, but are not limited to, the risks described below. Because of the following factors, as well as other variables affecting our operating results, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. We do not assume any obligation to update forward-looking statements.

Risks Associated with Our Business

Oil and gas price fluctuations in the market may adversely affect the results of our operations.

Our profitability, cash flows and the carrying value of our oil and natural gas properties are highly dependent upon the market prices of oil and natural gas. Substantially all of our sales of oil and natural gas are made in the spot market, or pursuant to contracts based on spot market prices, and not pursuant to long-term, fixed-price contracts.  Accordingly, the prices received for our oil and natural gas production are dependent upon numerous factors beyond our control. These factors include the level of consumer product demand, governmental regulations and taxes, the price and availability of alternative fuels, the level of foreign imports of oil and natural gas and the overall economic environment.  Historically, the oil and natural gas markets have proven cyclical and volatile as a result of factors that are beyond our control.  Any additional declines in oil and natural gas prices or any other unfavorable market conditions could have a material adverse effect on our financial condition and on the carrying value of our proved reserves.

Our future success depends on our ability to find, develop and produce oil and gas reserves.

As is generally the case, our producing properties in the Gulf of Mexico and the onshore Gulf Coast often have high initial production rates which are followed by steep declines. To maintain production levels, we must locate and develop or acquire new oil and gas reserves to replace those depleted by production. Without successful exploration or acquisition activities, our reserves, production and revenues will decline. We may be unable to find, develop or produce additional reserves at an acceptable cost. In addition, substantial capital is required to replace and grow reserves. If lower oil and gas prices or operating constraints or production difficulties result in our cash flow from operations being less than expected, we may be unable to expend the capital necessary to locate and develop or acquire new oil and gas reserves.

Actual quantities of recoverable oil and gas reserves and future cash flows from those reserves most likely will vary from our estimates.

Estimating accumulations of oil and gas is complex. The process relies on interpretations of available geological, geophysical, engineering and production data. The extent, quality and reliability of this data can vary. The process also requires certain economic assumptions, some of which are mandated by the SEC, such as oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The accuracy of a reserve estimate is a function of:

•	the quality and quantity of available data;

•	the interpretation of that data;

•	the accuracy of various mandated economic assumptions; and

•	the judgment of the persons preparing the estimate.

Estimates of proved reserves prepared by others might differ materially from our estimates.  Actual quantities of recoverable oil and gas reserves, future production, oil and gas prices, revenues, taxes, development expenditures and operating expenses most likely will vary from our estimates.  Any significant variance could materially affect the quantities and net present value of our reserves.  In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development and prevailing oil and gas prices. Our reserves also may be susceptible to drainage by operators on adjacent properties.

You should not assume that the present value of future net cash flows is the current market value of our estimated proved oil and gas reserves.  In accordance with reserve disclosure requirements, we calculate the estimated discounted future net cash flows from proved reserves using 12 month average prices and costs.  Actual future prices and costs may be materially higher or lower than the prices and costs we used.

Our operations require significant expenditures of capital that may not be recovered.

We require significant expenditures of capital in order to locate and develop producing properties and to drill exploratory and exploitation wells.  In conducting exploration, exploitation and development activities from a particular well, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration, exploitation, development and production activities to be unsuccessful, potentially resulting in abandonment of the well.  This could result in a total loss of our investment.  In addition, the cost and timing of drilling, completing and operating wells is difficult to predict.

Compliance with, or breach of, environmental laws can be costly and could limit our operations.

Our operations are subject to numerous and frequently changing laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection.  We own or lease, and have in the past owned or leased, properties that have been used for the exploration and production of oil and gas and these properties and the wastes disposed on these properties may be subject to the Comprehensive Environmental Response, Compensation and Liability Act, the Oil Pollution Act of 1990, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act and analogous state laws.  Under such laws, we could be required to remove or remediate previously released wastes or property contamination.  Laws and regulations protecting the environment have generally become more stringent and may, in some cases, impose “strict liability” for environmental damage.  Strict liability means that we may be held liable for damage without regard to whether we were negligent or otherwise at fault.  Environmental laws and regulations may expose us to liability for the conduct of or conditions caused by others or for acts that were in compliance with all applicable laws at the time they were performed.  Failure to comply with these laws and regulations may result in the imposition of administrative, civil and criminal penalties.

Although we believe that our operations are in substantial compliance with existing requirements of governmental bodies, our ability to conduct continued operations is subject to satisfying applicable regulatory and permitting controls. Our current permits and authorizations and ability to get future permits and authorizations may be susceptible on a going forward basis, to increased scrutiny, greater complexity resulting in increased costs, or delays in receiving appropriate authorizations.

We are dependent on other operators who influence our productivity.

We have limited influence over the nature and timing of exploration and development on oil and natural gas properties we do not operate, including limited control over the maintenance of both safety and environmental standards.  In 2009, approximately 46% of our production and 37% of our reserves were from our non-operated properties. The operators of those properties may:

•	refuse to initiate exploration or development projects,

•	initiate exploration or development projects on a slower schedule than we prefer; or

•	drill more wells or build more facilities on a project than we can adequately fund, which may limit our participation in those projects or limit our percentage of the revenues from those projects.

The occurrence of any of the foregoing events could have a material adverse effect on our anticipated exploration and development activities.

Our working interest owners may face cash flow and liquidity concerns.

If oil and natural gas prices decline, many of our working interest owners could experience liquidity and cash flow problems.  These problems may lead to their attempting to delay the pace of drilling or project development in order to conserve cash.  Any such delay could be detrimental to our projects.  Some working interest owners may be unwilling or unable to pay their share of the project costs as they become due.  A working interest owner may declare bankruptcy and refuse or be unable to pay its share of the project costs, and we would be obligated to pay that working interest owner’s share of the project costs.

The oil and gas we produce may not be readily marketable at the time of production.

Crude oil, natural gas, condensate and other oil and gas products are generally sold to other oil and gas companies, government agencies and other industries.  The availability of ready markets for oil and gas that we might discover and the prices obtained for such oil and gas depend on many factors beyond our control, including:

•	the extent of local production and imports of oil and gas,

•	the proximity and capacity of pipelines and other transportation facilities,

•	fluctuating demand for oil and gas,

•	the marketing of competitive fuels, and

•	the effects of governmental regulation of oil and gas production and sales.

Natural gas associated with oil production is often not marketable due to demand or transportation limitations and is often flared at the producing well site.  Pipeline facilities do not exist in certain areas of exploration and, therefore, any actual sales of discovered oil and gas might be delayed for extended periods until such facilities are constructed.

We may encounter operating hazards that may result in substantial losses.

We are subject to operating hazards normally associated with the exploration and production of oil and gas, including hurricanes, blowouts, explosions, oil spills, cratering, pollution, earthquakes, labor disruptions and fires.  The occurrence of any such operating hazards could result in substantial losses to us due to injury or loss of life and damage to or destruction of oil and gas wells, formations, production facilities or other properties.  We maintain insurance coverage limiting financial loss resulting from certain of these operating hazards.  We do not maintain full insurance coverage for all matters that may adversely affect our operations, including war, terrorism, nuclear reactions, government fines, treatment of waste, blowout expenses, wind damage and business interruptions.  Losses and liabilities arising from uninsured or underinsured events could reduce our revenues or increase our costs. There can be no assurance that any insurance will be adequate to cover losses or liabilities associated with operational hazards.  We cannot predict the continued availability of insurance, or its availability at premium levels that justify its purchase.

Oil and gas wells particularly in certain regions of the United States could be hindered by hurricanes, earthquakes and other weather-related operating risks.

Our operations in the Texas and Louisiana Gulf Coast area are subject to risks from hurricanes and other natural disasters. Damage caused by wind, hurricanes, earthquakes or other operating hazards could result in substantial losses to us. In the past, our oil and gas operations have been affected by tropical storms and hurricanes on occasion resulting in additional costs and reduced oil and gas volumes during those periods.

We face strong competition from larger oil and gas companies, which could result in adverse effects on our business.

The exploration and production business is highly competitive.  Many of our competitors have substantially larger financial resources, staffs and facilities.  Our competitors in the United States include numerous major oil and gas exploration and production companies.  Our investment in Global Energy Development PLC may be affected as a result of the competition faced in Colombia, Peru and Panama.

Our operations are subject to various litigation that could have an adverse effect on our business.

From time to time we are a defendant in various litigation matters.  The nature of our operations expose us to further possible litigation claims in the future.  There is risk that any matter in litigation could be adversely decided against us regardless of our belief, opinion and position, which could have a material adverse effect on our financial condition and results of operations.  Litigation is highly costly and the costs associated with defending litigation could also have a material adverse effect on our financial condition.

We may be affected by global climate change or by legal, regulatory, or market responses to such change.

The growing political and scientific sentiment is that increased concentrations of carbon dioxide and other greenhouse gases in the atmosphere are influencing global weather patterns.  Changing weather patterns, along with the increased frequency or duration of extreme weather conditions, could impact the availability or increase the cost to produce our products.  Additionally, the sale of our products can be impacted by weather conditions.

Concern over climate change, including global warming, has led to legislative and regulatory initiatives directed at limiting the greenhouse gas emissions.  For example, proposals that would impose mandatory requirements on greenhouse gas emissions continue to be considered by policy makers in the territories we operate.  Laws enacted that directly or indirectly affect our oil and gas production could impact our business and financial results.

Risk factors associated with our financial condition

We have a history of losses and may suffer losses in the future.

We reported a net loss of approximately $3.3 million and $27 million for the years ended December 31, 2009 and 2008, respectively. We have reported net losses in three of the last five fiscal years.  Our ability to generate net income is strongly affected by, among other factors, the market price of crude oil and natural gas.  During 2008, we recorded a write-down of the carrying value of our oil and gas properties of approximately $19.9 million which was primarily due to the significant decline in the market price of crude oil and natural gas at December 31, 2008. We had no such write-down in 2009; however, we may report losses in the future.  Consequently, future losses may adversely affect our business, prospects, financial condition, results of operations and cash flows.

If estimated discounted future net cash flows decrease, we may be required to take write-downs.

We periodically review the carrying value of our oil and gas properties under applicable full-cost accounting rules.  These rules require a write-down of the carrying value of oil and gas properties if the carrying value exceeds the applicable estimated discounted future net cash flows from proved oil and gas reserves.  Given the volatility of oil and gas prices, it is reasonably possible that the estimated discounted future net cash flows could change in the near term.  If oil and gas prices decline in the future, even if only for a short period of time, it is possible that write-downs of oil and gas properties could occur.  Whether we will be required to take such a charge will depend on the average prices for oil and gas during the period and the effect of reserve additions or revisions, property sales and capital expenditures during such quarter.

Our financial condition may suffer if estimates of our oil and gas reserve information are adjusted, and fluctuations in oil and gas prices and other factors affect our oil and gas reserves.

Our oil and gas reserve information is based upon criteria prepared in accordance with Financial Accounting Standards Board’s Accounting Standards Codification 932, Extractive Activities- Oil and Gas (“ASC 932”) and the Securities and Exchange Commission’s Final Rule, Modernization of the Oil and Gas Reporting Requirements, and reflects only estimates of the accumulation of oil and gas and the economic recoverability of those volumes.  Our future production, revenues and expenditures with respect to such oil and gas reserves could be different from estimates, and any material differences may negatively affect our business, financial condition and results of operations.

Petroleum engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner.  Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions.

Because all reserve estimates are to some degree subjective, each of the following items may prove to differ materially from that assumed in estimating reserves:

•	the quantities of oil and gas that are ultimately recovered,

•	the production and operating costs incurred,

•	the amount and timing of future development expenditures, and

•	future oil and gas sales prices.

Furthermore, different reserve engineers may make different estimates of reserves and cash flow based on the same available data.

The estimated discounted future net cash flows described in our Annual Report on Form 10-K for the year ended December 31, 2009 should not be considered as the current market value of the estimated oil and gas reserves attributable to our properties from proved reserves.  Such estimates are prepared in compliance with the ASC 932, and the Securities and Exchange Commission’s Final Rule, Modernization of the Oil and Gas Reporting Requirements, and, as such, are based on average prices and costs as of the date of the estimate, while future prices and costs may be materially higher or lower.  These standards require that we report our oil and natural gas reserves using a 12-month average price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions. Using lower values in forecasting reserves will result in a shorter life being given to producing oil and natural gas properties because such properties, as their production levels are estimated to decline, will reach an uneconomic limit, with lower prices, at an earlier date.  There can be no assurance that a decrease in oil and gas prices or other differences in our estimates of its reserve will not adversely affect our financial condition and results of operations.

If the market value of our investments in Global Energy Development PLC (“Global”) continues to decrease, the value of our common stock could be negatively impacted.

At June 30, 2010, we held an investment in Global through our ownership of approximately 34% of their outstanding ordinary shares.  This investment represents a substantial part of our balance sheet. The market value of Global’s common shares has decreased during 2010, and there can be no assurance that their common stock will improve in the future.   A potential decrease in the value of their common stock could adversely affect our financial statements and the value of our common stock.

We may suffer losses on our investments from exchange rate fluctuations.

We account for our investment in Global using the U.S. dollar as the functional currency.  The shares of common stock associated with our investment in Global is denominated in British sterling pounds.  We could suffer losses in our investment if the value of the British sterling pound were to drop relative to the value of the U.S. dollar.  Any substantial currency fluctuations could create a material adverse effect on the value of our investments.

Two of our shareholders cumulatively own a significant amount of our common stock and may exercise significant control over us.

As of the date of this filing, Lyford and UEA beneficially owned 31.66% and 11.97%, respectively, of the combined voting power of our outstanding common stock.  Lyford is in a position to significantly influence decisions with respect to:

•	our direction and policies, including the election and removal of directors,

•	mergers or other business combinations,

•	the acquisition or disposition of our assets,

•	future issuances of our common stock or other securities,

•	our incurrence of debt, and

•	the payment of dividends, if any, on our common stock, and amendments to our certificate of incorporation and bylaws.

Lyford and UEA’s concentration of ownership could also have the effect of delaying, deferring or preventing a future change of control.

Risks associated with the rights offering and market conditions

Our stock price is volatile and may decline before or after the subscription rights expire.

Our stock price has been and is highly volatile, and we believe this volatility is due to, among other things:

•	commodity prices of oil and natural gas,

•	the volatility of the market in general,

•	the results of our drilling,

•	current expectations of our future financial performance.

We cannot assure you that the public trading market price of our common stock will not decline after you elect to exercise your rights. If that occurs, you may have committed to buy shares of common stock in the rights offering at a price greater than the prevailing market price and could have an immediate unrealized loss.  Moreover, we cannot assure you that, following the exercise of your rights, you will be able to sell your common stock at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our common stock. Until shares are delivered to you, you will not be able to sell the shares of our common stock that you purchase in the rights offering.  Certificates representing shares of our common stock purchased pursuant to the basic subscription privilege and over-subscription privilege will be delivered promptly after completion of the rights offering and after all pro rata allocations and adjustments have been completed.  We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

If you do not exercise your rights in full in the rights offering, you will suffer significant dilution in your percentage ownership of the Company.

If you do not exercise any rights in the rights offering, the number of shares of our common stock that you own will not change. However, because up to 7,500,000 shares of our common stock will be issued if the rights offering is completed, if you do not exercise your rights in full, your percentage ownership will be diluted after completion of the rights offering.

The subscription price determined for the rights offering is not an indication of the fair value of our common stock.

The Special Committee determined the subscription price after considering, among other things, (i) the opinion delivered to the Special Committee by its financial advisor, The BVA Group, LLC., indicating that the financial terms of the rights offering are fair from a financial point of view to our stockholders taken as a whole; (ii) the likely cost of capital from other sources and (iii) the price at which our stockholders might be willing to participate in the rights offering.  The subscription price for a subscription right is $2.00 per share.  The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities.  You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the rights offering.  After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.

Once you exercise your subscription rights, you may not revoke the exercise of such rights. The public trading market price of our common stock may decline before the subscription rights expire.  If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buy shares of our common stock at a price above the prevailing market price.  Our common stock is traded on the NYSE Amex under the symbol HKN, and the last reported sales price of our common stock on the NYSE Amex on October 26, 2010, was $3.62 per share. Moreover, you may be unable to sell your shares of common stock at a price equal to or greater than the subscription price you paid for such shares.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected.

Stockholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent before January 27, 2011, the expiration date of the rights offering, unless extended.  If you are a beneficial owner of shares, you must act promptly to ensure that your broker, bank, or other nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. We will not be responsible if your broker, bank, or nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering.  If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received.   Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment.  We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

Significant sales of our common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for our common stock.

The sale of substantial amounts of our common stock could adversely affect the price of these securities. Sales of substantial amounts of our common stock in the public market, and the availability of shares for future sale, including the shares of our common stock to be issued in the rights offering could adversely affect the prevailing market price of our common stock and could cause the market price of our common stock to remain low for a substantial time.  We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares were attempted to be sold within a short period of time, the market for our shares and would be adversely affected. It is also unclear whether or not the market for our common stock could absorb a large number of attempted sales in a short period of time, regardless of the price at which they might be offered.  Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our common stock and our ability to raise additional capital.

We have issued shares of preferred stock with greater rights than our common stock and may issue additional shares of preferred stock in the future.

We are permitted under our restated certificate of incorporation to issue up to 1.0 million shares of preferred stock.  We can issue shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from our common stockholders.  Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock.  At September 30, 2010, we had outstanding 1,000 shares of Series G1 Preferred and 1,000 shares of Series G2 Preferred.  These shares of preferred stock have rights senior to our common stock with respect to dividends and liquidation.

USE OF PROCEEDS

The net proceeds to us from the sale of all of our shares of common stock offered in the rights offering, assuming full participation, are estimated to be approximately $14.8 million, after deducting estimated offering expenses of approximately $220 thousand. We plan to use the net proceeds of the rights offering to acquire or invest in energy-related businesses, securities, working interests and other oil, natural gas and energy-related investments, properties, products and technologies, and for general corporate purposes.

DETERMINATION OF SUBSCRIPTION PRICE

The Special Committee determined the subscription price after considering, among other things, (i) the opinion delivered to the Special Committee by its financial advisor, The BVA Group, LLC, indicating that the financial terms of the rights offering are fair from a financial point of view to our stockholders taken as a whole; (ii) the likely cost of capital from other sources; and (iii) the price at which our stockholders might be willing to participate in the rights offering.  The $2.00 subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the rights offering.

CAPITALIZATION

The following table describes capitalization as of June 30, 2010, (i) on an actual basis, and (ii) on an as adjusted basis to give effect to the sale of all 7,500,000 shares offered in the rights offering at a price of $2.00 per share. As adjusted balances are subject to change based upon final participation in the rights offering.

	As of June 30, 2010 (unaudited, in thousands except share amounts)
	Actual	Pro Forma

Long Term Debt	$—	$—

Shareholders’ Equity:

Series G1 Preferred Stock, $1.00 par value; $100 thousand liquidation value 700,000 shares authorized; 1,000 shares outstanding	1	1
Series G2 Preferred Stock, $1.00 par value; $100 thousand liquidation value 100,000 shares authorized; 1,000 shares outstanding	1	1
Common stock, $0.01 par value; 24,000,000 shares authorized; 9,553,921 and 17,561,024 shares issued pro forma, respectively	96	176	(1)
Additional paid-in capital	437,875	453,836
Accumulated deficit	(386,492)	(386,492)
Accumulated other comprehensive income	3,119	3,119
Total HKN, Inc. Stockholders’ Equity	$54,600	$70,641

(1)

Change includes the 7.5 million shares to be issued upon the successful completion of the rights offering, 543,750 shares issued during September 2010 upon the exercise of certain put options held by unitholders of Britewater International, LLC., and the retirement of 36,647 of our treasury shares in September 2010.

THE RIGHTS OFFERING

The Rights

We are distributing to the record holders of our common stock as of January 5, 2011, non-transferable subscription rights to purchase shares of our common stock at a subscription price of $2.00 per share.  The subscription rights will entitle the holders of those rights to purchase shares of common stock for an aggregate purchase price of $15 million.  See below for additional information regarding subscription by DTC participants and stockholders who hold their shares in “street name” with DTC participants.

You will receive 0.74545 of a subscription right for every share of our common stock you own at the close of business on the eligibility date, subject to adjustments to eliminate fractional rights. Each whole right includes (i) a basic subscription privilege that entitles the holder to subscribe to purchase one share of common stock and (ii) an over-subscription privilege that entitles the holder, if such holder exercises its basic subscription privilege in full, to subscribe to purchase additional shares of common stock up to the number of unsubscribed shares, on a pro rata basis. If a sufficient number of shares of our common stock are unavailable to fully satisfy the over-subscription privilege requests, the available shares of common stock will be sold pro rata to subscription rights holders who exercised their basic subscription privilege based on the number of shares each subscription rights holder subscribed for under the basic subscription privilege.

We intend to keep the rights offering open until January 27, 2011, unless the Special Committee, in its sole discretion, extends such time.

Reasons for the Rights Offering

We are pursuing the rights offering to enhance our financial flexibility and provide funds for us to acquire or invest in energy-related businesses, securities, working interests and other oil, natural gas and energy-related investments, properties, products and technologies, and for general corporate purposes.

Prior to approving the rights offering, our Board of Directors carefully considered our current and expected liquidity requirements in light of our expected results of operations, current market conditions, and business and capital-raising opportunities, as well as the dilution of the ownership percentage of the current holders of our common stock that may be caused by the rights offering if they do not exercise their rights in full.

After weighing the factors discussed above and the effect of the $15 million in additional capital, before expenses, that may be generated by the sale of all shares pursuant to the rights offering, the Special Committee and our Board of Directors determined that the rights offering is in the best interests of the Company and its stockholders.  Although we believe that the rights offering will strengthen our financial condition, neither our Board of Directors nor the Special Committee is making any recommendation as to whether you should exercise your subscription rights.

Expiration of the Rights Offering and Extensions, Amendments, and Termination

You may exercise your subscription rights at any time before 5:00 p.m., Eastern Time, on January 27, 2011, the expiration date of the rights offering, unless extended by the Special Committee.

Subject to the foregoing, we will extend the duration of the rights offering as required by applicable law.  We may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give holders of rights more time to exercise their subscription rights in the rights offering.  We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent and information agent on or before the scheduled expiration date.  If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date.

If you do not exercise your subscription rights before the expiration date of the rights offering, your unexercised subscription rights will be null and void and will have no value.  We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents and payment for the subscription price relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Subscription Privileges

Your subscription rights entitle you to a basic subscription privilege and an over-subscription privilege.

Basic Subscription Privilege.  The basic subscription privilege of each whole right entitles you to purchase one share of our common stock at the subscription price of $2.00 per share.  You will receive 0.74545 of a subscription right for every share of our common stock you owned at the close of business on the eligibility date, subject to adjustments to eliminate fractional rights.  You are not required to exercise all of your rights under the basic subscription privilege unless you wish to purchase shares under your over-subscription privilege. We will deliver to the holders of record who validly exercise their rights under the basic subscription privilege and make payment of the subscription price in full, certificates representing the shares purchased with their basic subscription privilege, or, if you hold your shares in book-entry form and validly exercise your rights under the basic subscription privilege, we will credit your account with such shares, in each case promptly following the later of the expiration of the rights offering or the satisfaction or waiver of the closing conditions described in this prospectus (and after all pro rata allocations and adjustments have been completed with respect to the over-subscription).

All rights issued to a stockholder of record who would, in our opinion, be required to obtain prior clearance or approval from any state, federal, or non-U.S. regulatory authority for the ownership or exercise of rights or the ownership of additional shares are null and void and may not be held or exercised by any such holder.

Over-Subscription Privilege.  In addition to your basic subscription privilege, you may subscribe for additional shares of our common stock (up to the number of unsubscribed shares), upon delivery of the required documents and payment of the subscription price of $2.00 per share, before the expiration of the rights offering.  You may only exercise your over-subscription privilege if you exercised your basic subscription privilege in full, including payment of the subscription price therefore, and other holders of subscription rights do not exercise their basic subscription privileges in full.  We will deliver to the holders of record who purchase shares in the rights offering certificates representing the shares purchased with their over-subscription privilege, or, if you hold your shares in book-entry form and validly exercise your rights under the over-subscription privilege, we will credit your account with such shares, promptly following the later of the expiration of the rights offering or the satisfaction or waiver of the closing conditions described in this prospectus (and after all pro rata allocations and adjustments have been completed with respect to the over-subscription).

Pro Rata Allocation.  If there are not enough shares of our common stock to satisfy all subscriptions made under the over-subscription privilege, we will allocate the remaining shares of our common stock pro rata, among those holders who exercised their over-subscription privileges. “Pro rata” means in proportion to the number of shares of our common stock that you and the other subscription rights holders have subscribed for under the basic subscription privilege.

Full Exercise of Basic Subscription Privilege.  You may exercise your over-subscription privilege only if you exercise your basic subscription privilege in full.  To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privilege held by you in the same capacity.  For example, suppose that you were granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own collectively with your spouse.  If you wish to exercise your over-subscription privilege with respect to the subscription rights you own individually, but not with respect to the subscription rights you own collectively with your spouse, you only need to fully exercise your basic subscription privilege with respect to your individually owned subscription rights. You do not have to subscribe for any shares under the basic subscription privilege owned collectively with your spouse to exercise your individual over-subscription privilege.

When you complete the portion of your subscription documents to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege as to shares of our common stock that you hold in that capacity.   You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.  In exercising the over-subscription privilege, you must pay the full subscription price for all the shares you are electing to purchase.

Return of Excess Payment.  If you exercised your over-subscription privilege and are allocated less than all of the shares of our common stock for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, promptly after completion of the rights offering.

Non-Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be listed for trading on the NYSE Amex or any other stock exchange or market.

Conditions to the Rights Offering

The completion of the rights offering is subject to closing conditions, including:

•

the registration statement relating to the rights offering shall have been declared effective by the SEC and shall continue to be effective and no stop order shall have been entered by the SEC with respect thereto;

•	all material governmental and third-party notifications, filings, consents, waivers and approvals required for the consummation of the rights offering shall have been made or received;

•

no action shall have been taken, no statute, rule, regulation, or order shall have been enacted, adopted, or issued by any federal, state, or foreign governmental or regulatory authority, and no judgment, injunction, decree or order of any federal, state or foreign court shall have been issued that, in each case, prohibits the implementation of the rights offering and the issuance and sale of our common stock in the rights offering or materially impairs the benefit of implementation thereof, and no action or proceeding by or before any federal, state, or foreign governmental or regulatory authority shall be pending or threatened wherein an adverse judgment, decree, or order would be reasonably likely to result in the prohibition of or material impairment of the benefits of the implementation of the rights offering and the issuance and sale of our common stock in the rights offering;

•	stockholder approval for the rights offering and the issuance of shares of our common stock in the rights offering shall have been received; and

•	the shares of our common stock to be issued in the rights offering shall have been approved for listing on the NYSE Amex, subject to official notice of issuance.

Lyford and UEA, which beneficially own approximately 31.66% and 11.97%, respectively of our outstanding common stock, have notified the Company that they intend to vote all of their shares of common stock in favor of the proposal to consider the rights offering at the special meeting of stockholders to be called therefore by us.

Regulatory Limitations

All rights issued to a stockholder of record who would, in our opinion, be required to obtain prior clearance or approval from any state, federal, or non-U.S. regulatory authority for the ownership or exercise of rights or the ownership of additional shares are null and void and may not be held or exercised by any such holder. We are not undertaking to advise you of any such required clearance or approval or to pay any expenses incurred in seeking such clearance or approval.

We reserve the right to refuse to issue shares of our common stock to any stockholder of record who would, in our opinion, be required to obtain prior clearance or approval from any state, federal, or non-U.S. regulatory authority to own or control such shares if, at the time shares are to be issued upon payment therefore, such holder has not obtained such clearance or approval.

We are not offering or selling, or soliciting any purchase of, shares in any state or other jurisdiction in which this offering is not permitted. We reserve the right to delay the commencement of this offering in certain states or other jurisdictions if necessary to comply with local laws. We may elect not to offer shares to residents of any state or other jurisdiction whose laws would require a change in this offering in order to carry out this offering in such state or jurisdiction.

Method of Subscription — Exercise of Rights

If you are a record holder of shares of our common stock, you may exercise your subscription rights by delivering the following to the subscription agent, at or before 5:00 p.m., Eastern Time, on January 27, 2011, the expiration date of the rights offering, unless the Special Committee extends the rights offering in its sole discretion:

•	Your properly completed and executed subscription documents with any required signature guarantees or other supplemental documentation; and

•	Your full subscription price payment for each share subscribed for under your subscription privileges.

If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, bank, or other nominee, you should instruct your broker, bank, or other nominee to exercise your rights and deliver all documents and payment on your behalf before 5:00 p.m., Eastern Time, on January 27, 2011, the expiration date of the rights offering, unless extended.

Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian, or nominee, as the case may be, all of the required documents and your full subscription price payment before 5:00 p.m., Eastern Time, on January 27, 2011, the expiration date of the rights offering, unless extended.

Method of Payment

Your payment of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by either:

•	cashier’s or certified check drawn upon a United States bank payable to the subscription agent at the address set forth below in “Delivery of Subscription Method and Payment”; or

•	wire transfer of immediately available funds, to the subscription account maintained by the subscription agent at , ABA # , Account No. , Ref: HKN, Inc.

For wire transfer of funds, please ensure that the wire instructions include the identity of the subscriber paying the subscription price and subscription rights certificate number. Send your subscription rights certificate via overnight courier to be delivered on the next business day following the day of the wire transfer to the subscription agent. You are responsible for any wire transfer fees.

The rights agent will not accept non-certified checks drawn on personal or business accounts. The rights agent will accept payment only by certified check, cashier’s check, or wire transfer of funds.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon:

•	Receipt by the subscription agent of any cashier’s or certified check drawn upon a United States bank payable to the subscription agent; or

•	Receipt of collected funds in the subscription account designated above.

Delivery of Subscription Materials and Payment

You should deliver your subscription rights certificate to the subscription agent by one of the methods described below:

If delivering by mail: American Stock Transfer & Trust Co., LLC Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by hand or overnight courier: American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Your payment of the subscription price must be made in accordance with the requirements set forth above in “Method of Payment.”

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or if you do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. Unless you have specified the number of shares you wish to purchase upon exercise of your over-subscription privilege, any payment in excess of that required to exercise your basic subscription privilege will be refunded. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, promptly after completion of the rights offering and after all pro rata allocations and adjustments have been completed.

Your Funds Will Be Held by the Subscription Agent until Shares of Our Common Stock Are Issued

The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other subscription rights holders until we issue your shares upon completion of the rights offering, and after all pro rata allocations and adjustments have been completed and upon payment of the subscription price for such shares.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	Your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	You are an eligible institution.

An “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations, and brokerage houses, that is a participant in any of the following:

•	the Securities Transfer Agents Medallion Program;

•	the New York Stock Exchange, Inc. Medallion Signature Program; or

•	the Stock Exchanges Medallion Program.

Notice to Brokers and Nominees

If you are a broker, a trustee, or a depositary for securities who holds shares of our common stock for the account of others on January 5, 2011, the eligibility date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the eligibility date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that was provided to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, bank, or other nominee, we will ask your broker, bank, or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, bank, or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, bank, or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, bank, or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, bank, or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, bank, or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, bank, or nominee or if you receive it without sufficient time to respond.

Instructions for Completing Your Subscription Rights Certificate

You should read and follow the instructions accompanying the subscription rights certificates carefully. You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the subscription agent. If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time the rights offering expires. You must pay, or arrange for payment, by means of a certified or cashier’s check or a wire transfer of immediately available funds. Personal checks will not be accepted.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide, in our sole discretion, all questions concerning the timeliness, validity, form, and eligibility of the exercise of your subscription rights. Any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we, the subscription agent nor the information agent will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if we determine that your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

Material Federal Income Tax Consequences to United States Persons

A holder will not recognize income, gain, or loss for Federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see “Material Federal Income Tax Consequences to United States Persons.”

Questions about Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or the Instructions for Use of HKN, Inc. Subscription Rights Certificates, you should contact the information agent at the address and telephone number set forth under “Questions and Answers relating to the Rights Offering” included elsewhere in this prospectus.

Subscription Agent and Information Agent

We have appointed American Stock Transfer & Trust Co., LLC to act as subscription agent and Morrow & Co., LLC to act as information agent for the rights offering. You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to the information agent.

Expenses

We will pay all fees charged by the subscription agent and the information agent. You are responsible for paying any other commissions, fees, taxes, or other expenses incurred in connection with the exercise of the rights. Neither we nor the subscription agent will pay such expenses.

No Revocation

Once you have exercised your subscription privileges, you may not revoke your exercise. Subscription rights not exercised before the expiration date of the rights offering will expire and will have no value.

Procedures for DTC Participants

We expect that the exercise of your basic subscription privilege and your over-subscription privilege may be made through the facilities of DTC. If your subscription rights are held of record through DTC or you are a stockholder holding you shares in “street name” with DTC participants, you may exercise your basic subscription privilege and your over-subscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your subscription price payment for each share of our common stock that you subscribed for pursuant to your basic subscription privilege and your over-subscription privilege.

Subscription Price

The subscription price is $2.00 per share. For more information with respect to how the subscription price was determined, see “Questions and Answers relating to the Rights Offering — How was the subscription price of $2.00 per share determined” included elsewhere in this prospectus.

Foreign Stockholders

Subscription rights certificates will not be mailed to foreign stockholders whose address of record is outside the United States, or is an Army Post Office (APO) address or Fleet Post Office (FPO).  If you are a foreign stockholder, you will be sent written notice of this offering.  The subscription agent will hold your subscription rights, subject to you making satisfactory arrangements with the subscription agent for the exercise of your subscription rights, and follow your instructions for the exercise of the subscription rights if such instructions are received by the subscription agent at or before 11:00 a.m., New York City time, on January 24, 2011, three business days prior to the expiration date (or, if this offering is extended, on or before three business days prior to the extended expiration date).  If no instructions are received by the subscription agent by that time, your subscription rights will expire worthless without any payment to you of those unexercised subscription rights.

No Board Recommendation

An investment in shares of our common stock must be made according to each investor’s evaluation of his own best interests and after considering all of the information herein, including the risks set forth in the section of this prospectus entitled “Risk Factors.” Neither we, the Special Committee, nor our Board of Directors makes any recommendation to subscription rights holders regarding whether they should exercise or sell their subscription rights.

Shares of Common Stock Outstanding after the Rights Offering

We will issue 7,500,000 shares of common stock in the rights offering and, based on the 10,061,024 shares of our common stock outstanding as of September 30, 2010, 17,561,024 shares of our common stock will be issued and outstanding following the rights offering.

Dilutive Effects of the Rights Offering

If a stockholder does not exercise any rights in the rights offering, the number of shares of our common stock that such stockholder will own will not change. However, because up to 7,500,000 shares of our common stock will be issued if the rights offering is completed, if a stockholder does not exercise its rights under the basic subscription privilege in full, its percentage ownership will be diluted after the rights offering. See also “Risk Factors — Risks Related to the Rights Offering.”

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

TO UNITED STATES PERSONS

The following discussion is a summary of the material Federal income tax consequences of the rights offering to holders of our common stock. This discussion assumes that the holders of our common stock hold such common stock as a capital asset for Federal income tax purposes. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements, and judicial decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are United States persons (as defined in the Code) and does not address all aspects of Federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Code, including, without limitation, holders who are dealers in securities or foreign currency, insurance companies, tax-exempt organizations, banks, financial institutions, or broker-dealers, holders who hold our common stock as part of a hedge, straddle, conversion, or other risk reduction transaction, or holders who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the Federal income tax consequences of the rights offering or the related share issuance. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, local or other tax laws. ACCORDINGLY, EACH HOLDER OF OUR COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED SHARE ISSUANCE TO SUCH HOLDER.

The Federal income tax consequences to a United States person that is a holder of our common stock of the receipt and exercise of subscription rights under the rights offering are as follows:

1. A holder will not recognize taxable income for Federal income tax purposes in connection with the receipt of subscription rights in the rights offering.

2. Except as provided in the following sentence, a holder’s tax basis in the subscription rights received in the rights offering will be zero. If either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (ii) the holder elects, in its Federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its tax basis in such common stock to the subscription rights, then upon exercise of the subscription rights, the holder’s tax basis in the common stock will be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. A holder’s holding period for the subscription rights received in the rights offering will include the holder’s holding period for the common stock with respect to which the subscription rights were received.

3. A holder that allows the subscription rights received in the rights offering to expire will not recognize any gain or loss, and the tax basis in the common stock owned by such holder with respect to which such subscription rights were distributed will equal the tax basis in such common stock immediately before the receipt of the subscription rights in the rights offering.

4. A holder will not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering. The tax basis in the common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the common stock and the holder’s tax basis, if any, in the rights as described above. The holding period for the common stock acquired through exercise of the subscription rights should begin on the date the subscription rights are exercised.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

From March 1991 until June 2007, our common stock was listed on the American Stock Exchange and traded under the symbol HEC. In June 2007, the trading symbol of our common stock was changed to the symbol HKN. The American Stock Exchange was acquired by NYSE Euronext during 2008 and renamed NYSE Amex. Our common stock is currently traded on this exchange under the symbol HKN. At September 30, 2010, there were approximately 889 holders of record of our common stock.

The following table sets forth, for the periods indicated, the reported high and low closing sales prices of our common stock on the NYSE Amex.

		Prices
		High	Low
2008 —	First Quarter	$9.02	$7.61
	Second Quarter	13.10	8.38
	Third Quarter	11.55	7.85
	Fourth Quarter	8.35	2.39
2009 —	First Quarter	$3.19	$1.48
	Second Quarter	2.75	1.40
	Third Quarter	3.09	2.15
	Fourth Quarter	3.90	2.91
2010 —	First Quarter	$3.87	$2.74
	Second Quarter	5.75	2.91
	Third Quarter	3.70	2.74
	Fourth Quarter (through October 26, 2010)	3.93	3.25

We have not paid any cash dividends on common stock since our organization, and we do not contemplate that any cash dividends will be paid on shares of our common stock in the foreseeable future. Dividends may not be paid to holders of common stock prior to all dividend obligations related to our outstanding Series G1 Preferred Stock and Series G2 Preferred Stock being satisfied.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock. You are strongly encouraged, however, to read our restated certificate of incorporation, bylaws, and other agreements, copies of which are available from us upon request or may be found on our website at www.hkninc.com. The information on our website is not, and should not be, considered part of this prospectus, is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to our common stock.

General Matters

Our restated certificate of incorporation provides that we are authorized to issue 24,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of undesignated preferred stock, par value $0.01 per share.

As of September 30, 2010, we had outstanding 10,061,024 shares of common stock held by 889 stockholders of record. We also had 2,000 shares of preferred stock outstanding. We have no equity compensation plans. There are no shares currently authorized for issuance related to equity compensation.

Common Stock

Shares of our common stock have the following rights, preferences, and privileges:

•

Voting rights.  Each outstanding share of common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. There are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock present or represented by proxy.

•

Dividends.  Holders of common stock are entitled to receive dividends as, when, and if dividends are declared by our board of directors out of assets or funds legally available for the payment of dividends.

•

Liquidation.  In the event of a liquidation, dissolution, or winding up of our affairs, whether voluntary or involuntary, after payment of our liabilities and obligations to creditors, our remaining assets will be distributed ratably among the holders of shares of common stock on a per share basis.

•

Rights and preferences.  Our common stock has no preemptive, redemption, conversion, or subscription rights. The rights, powers, preferences, and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our restated certificate of incorporation provides that the Board of Directors has the authority, without action by the stockholders, to designate and issue up to 1,000,000 shares of preferred stock in one or more classes or series and to fix for each class or series the powers, rights, preferences, and privileges of each series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any class or series, which may be greater than the rights of the holders of the common stock. Any issuance of shares of preferred stock could adversely affect the voting power of holders of common stock. The likelihood that the holders will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring, or preventing a change in control. Although we have no present plans to issue any shares of preferred stock, we currently have two different series of preferred stock outstanding:

Series G1 Convertible Preferred Stock - Our Series G1 Convertible Preferred Stock (the “Series G1 Preferred”), which was issued in 2000, has a liquidation value of $100 per share, is non-voting, and is convertible at the holder’s option into our common stock at a conversion price of $280.00 per share.  At December 31, 2009 and 2008, there were 1,000 shares and 1,600 shares, respectively, of Series G1 Preferred issued and outstanding.

The Series G1 Preferred holders shall be entitled to receive dividends at an annual rate equal to $8.00 per share when, as and if declared by our Board of Directors. All dividends on the Series G1 Preferred are cumulative and payable semi-annually in arrears on June 30 and December 30. At our option, dividends may also be payable in our common stock valued at $280.00 per share. The Series G1 Preferred dividend and liquidation rights shall rank junior to all claims of creditors, but senior to our common stockholders and to any subsequent series of our preferred stock, unless otherwise provided, except for the Series G2 Preferred, which shall rank equal to the Series G1 Preferred.

During 2009, we redeemed 600 shares of our Series G1 Preferred with a liquidation value of $100 per share for $5,000 in cash. In addition, we paid approximately $2,000 in accrued dividends on these shares.

Series G2 Convertible Preferred Stock - Our Series G2 Preferred Stock (“Series G2 Preferred”), which was issued in 2000, has a liquidation value of $100 per share, is non-voting, and is convertible at the holder’s option into our common stock at a conversion price of $67.20 per share.  The Series G2 Preferred is also convertible by us into shares of our common stock if for any period of twenty consecutive calendar days the average of the closing prices

of our common stock during such period shall have equaled or exceeded $84.00 per share.   At December 31, 2009 and 2008, there were 1,000 shares of Series G2 Preferred issued and outstanding.

The Series G2 Preferred holders shall be entitled to receive dividends at an annual rate equal to $8.00 per share when, as and if declared by our Board of Directors. All dividends on the Series G2 Preferred are cumulative and payable semi-annually in arrears on June 30 and December 30. At our option, dividends may also be payable in our common stock at $67.20 per share of our common stock. The Series G2 Preferred dividend and liquidation rights shall rank junior to all claims of creditors but senior to our common stockholders and to any subsequent series of our preferred stock, unless otherwise provided. The Series G2 Preferred shall rank equal to the Series G1 Preferred.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws

Our restated certificate of incorporation and bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and that may have the effect of delaying, deferring, or preventing a future takeover or change in control of our company unless the takeover or change in control is approved by our Board of Directors. These provisions include the following:

Advance notice procedures for stockholder proposals.  Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board. Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board or by a stockholder who was a stockholder of record on the eligibility date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting.

Removal of Directors; Board of Directors Vacancies.  Our restated certificate of incorporation and bylaws provide that members of our Board of Directors may not be removed without cause. Our bylaws further provide that only our Board of Directors may fill vacant directorships, except in limited circumstances. These provisions would prevent a stockholder from gaining control of our Board of Directors by removing incumbent directors and filling the resulting vacancies with such stockholder’s own nominees.

Amendment of certificate of incorporation and bylaws.  The General Corporation Law of the State of Delaware (the “DGCL”) provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend or repeal a corporation’s certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. Our amended and restated certificate of incorporation generally requires the approval of the holders of at least two-thirds of the voting power of the issued and outstanding shares of our capital stock entitled to vote in connection with the election of directors to amend any provisions of our certificate of incorporation described in this section. Our amended and restated bylaws provide that a majority of our board of directors or, in most cases, the holders of at least a majority of the voting power of the issued and outstanding shares of our capital stock entitled to vote thereon have the power to amend or repeal our bylaws, except that the affirmative vote of holders of at least two-thirds of the voting power of the issued and outstanding shares of our capital stock entitled to vote thereon shall be required to amend or repeal certain provisions of our bylaws. In addition, our amended and restated certificate of incorporation grants our board of directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation.

Stockholder Rights Plan.  In April 1998, we adopted a rights agreement (the “Rights Agreement”) whereby a dividend of one preferred share purchase right (a “Right”) was paid for each outstanding share of our common stock.  The Rights will be exercisable only if a person acquires beneficial ownership of 15% or more of our common stock (an “Acquiring Person”), or commences a tender offer which would result in beneficial ownership of 15% or more of such stock. When they become exercisable, each Right entitles the registered holder to purchase from us one one-thousandth of one share of Series E Junior Participating Preferred Stock (“Series E Preferred Stock”), at a price of $35.00 per one one-thousandth of a share of Series E Preferred Stock, subject to adjustment under certain circumstances. Upon the occurrence of certain events specified in the Rights Agreement, each holder of a Right

(other than an Acquiring Person) will have the right to purchase, at the Right’s then current exercise price, shares of our common stock having a value of twice the Right’s exercise price.  In addition, if, after a person becomes an Acquiring Person, we are involved in a merger or other business combination transaction with another person in which we are not the surviving corporation, or under certain other circumstances, each Right will entitle its holder to purchase, at the Right’s then current exercise price, shares of common stock of the other person having a value of twice the Right’s exercise price. In 2008, we amended the Rights Agreement to extend the expiration of the Rights from April 6, 2008 to April 6, 2018. We will generally be entitled to redeem the Rights in whole, but not in part, at $.01 per Right, subject to adjustment.  No Rights were exercisable under the Rights Agreement at September 30, 2010. The terms of the Rights generally may be amended by us without the approval of the holders of the Rights prior to the public announcement by us or an Acquiring Person that a person has become an Acquiring Person.

The foregoing items could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by our Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares, and, as a consequence, they also may inhibit fluctuations in the market price of the common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

Limitations on Liability and Indemnification of Officers and Directors

Our restated certificate of incorporation and amended and restated by-laws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We have entered into indemnification agreements with each of our directors that are, in some cases, broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

•	any breach of his or her duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any transaction from which the director derived an improper personal benefit; or

•	improper distributions to stockholders.

These provisions may not be held to be enforceable for violations of the federal securities laws of the United States.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Co., LLC and its telephone number is 800-937-5449.

PLAN OF DISTRIBUTION

On or about January 13, 2011, we will distribute the rights, rights certificates, and copies of this prospectus to individuals who owned shares of common stock on January 5, 2011.   If you wish to exercise your rights and purchase shares of common stock, you should complete the rights certificate and return it to the subscription agent, American Stock Transfer & Trust Company, at the following address:

If delivering by mail:	If delivering by hand or overnight courier:
American Stock Transfer & Trust Co., LLC	American Stock Transfer & Trust Co., LLC
Attn: Reorganization Department	Operations Center
P.O. Box 2042	Attn: Reorganization Department
New York, New York 10272-2042	6201 15th Avenue
Brooklyn, New York 11219

Your payment of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by either:

•	cashier’s or certified check drawn upon a United States bank payable to the subscription agent at the address set forth above; or

•	wire transfer of immediately available funds, to the subscription account maintained by the subscription agent at , ABA # , Account No. , Ref: HKN, Inc.

For wire transfer of funds, please ensure that the wire instructions include the identity of the subscriber paying the subscription price and the subscription rights certificate number. Send your subscription rights certificate via overnight courier to be delivered on the next business day following the day of the wire transfer to the subscription agent. You are responsible for any wire transfer fees.

If you have any questions, you should contact the information agent, Morrow & Co., LLC, at (800) 607-0088 or HKN.info@morrowco.com.

Other than as described herein, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the underlying common stock.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with these requirements, we are required to file periodic reports and other information with the United States Securities and Exchange Commission (the “SEC”). The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.

You may copy and inspect any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. The SEC also maintains an internet website at http://www.sec.gov that contains our filed reports, proxy and information statements, and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.hkninc.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus, is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to our common stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus. Information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference into this prospectus the documents listed below, and any future filings made by us with the SEC under Section 13(a), 13(c), 14, or 15(d) or the Exchange Act until we close this offering, including all filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement. We hereby incorporate by reference the following documents; provided, however, that we are not incorporating any information contained in any Current Report on Form 8-K that is furnished but not filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010 and June 30, 2010;

•	Our Current Reports on Form 8-K filed with the SEC on August 23, 2010 and September 16, 2010; and

•	The description of the Company’s capital stock contained in its Registration Statement on Form 8-A (File No. 1-10262) filed with the SEC on April 7, 1998 (as amended on April 4, 2008).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be made to us at the following address or telephone number:

HKN, Inc.

180 State Street, Suite 200

Southlake, Texas 76092

Telephone: (817) 424-2424

Attention:  Anna Williams, Senior Vice President and Chief Financial Officer

LEGAL MATTERS

The validity of the subscription rights and the shares of common stock issuable upon exercise of the subscription rights will be passed upon for us by Hallett & Perrin, Dallas, Texas.

EXPERTS

The consolidated financial statements of HKN, Inc. and the Company’s internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) which are incorporated in this prospectus by reference to the Annual Report on Form 10-K of HKN, Inc. for the year ended December 31, 2009 have been audited by Hein & Associates LLP, independent registered public accounting firm, as stated in their reports appearing in our Annual Report on Form 10-K for the year ended December 31, 2009 and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Certain estimates of our oil and gas natural gas reserves and related information incorporated by reference in this prospectus by reference to the Annual Report on Form 10-K of HKN, Inc. for the year ended December 31, 2009 have been so incorporated in reliance on the reports of CREST Engineering Services, Inc. and Collarini Associates. All such information has been so incorporated by reference in reliance upon the authority of CREST Engineering Services, Inc. and Collarini Associates as experts in these matters.

HKN, INC.

Rights to Purchase
up to 7,500,000 Shares of Common Stock
at $2.00 per Share

PROSPECTUS

October 29, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The expenses relating to the registration, issuance, and distribution of the securities registered hereby will be borne by the registrant. Such expenses are estimated to be as follows:

SEC Registration Fee	$1,095
Printing and Distribution Costs	55,020
Listing Fee	65,000
Legal Fees and Valuation Services	38,000
Subscription Agent Fees and Expenses	40,800
Information Agent Fees and Expenses	7,000
Miscellaneous	13,085
Total	$220,000

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacity as directors or officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the company’s best interests and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue, or matter as to which they shall have been adjudged to be liable to us, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Any such indemnification may be made by us only as authorized in each specific case upon a determination by the stockholders, disinterested directors, or independent legal counsel that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends, or unlawful stock repurchases, redemptions, or other distributions, or for any transaction from which the director derived an improper personal benefit.

The company’s restated certificate of incorporation and by-laws provide that the company shall indemnify its directors and officers to the fullest extent permitted by law and that no director shall be liable for monetary damages to the company or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law. The company has entered into indemnification agreements with its directors. The indemnification agreements provide indemnification to the company’s directors under certain circumstances for acts or omissions that may not be covered by directors’ and officers’ liability insurance and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. The company currently maintains liability insurance for its directors and officers.

Item 16.	List of Exhibits.

The Exhibits to this registration statement are listed in the Index to Exhibits.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southlake, State of Texas, on October 29, 2010.

HKN, Inc.

By:	/s/ Anna M. Williams
Anna M. Williams
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

The undersigned directors and officers of HKN, Inc. hereby constitute and appoint Anna M. Williams with full power to act and with full power of substitution and resubstitution, our true and lawful attorney-in-facts and agents with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits and other documents relating thereto and any registration statement relating to any offering made pursuant to this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act with the Securities and Exchange Commission and hereby ratify and confirm all that such attorneys-in-fact or his substitute shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Mikel D. Faulkner	President, Chief Executive Officer, and	October 29, 2010
Mikel D. Faulkner	Director (principal executive officer)

/s/ Anna M. Williams	Senior Vice President and Chief Financial	October 29, 2010
Anna M. Williams	Officer (principal financial and accounting officer)

/s/ Michael M. Ameen *	Director	October 29, 2010
Michael M. Ameen

/s/ J. William Petty *	Director	October 29, 2010
J. William Petty

/s/ Alan G. Quasha *	Director	October 29, 2010
Alan G. Quasha

/s/ H.A. Smith *	Director	October 29, 2010
H.A. Smith

/s/ Anna M. Williams
* By: Anna M. Williams, Attorney in-fact

EXHIBIT INDEX

4.1

Form of certificate representing shares of HKN, Inc. common stock, par value $.01 per share (filed as Exhibit 4.1 to HKN’s Form 10-Q dated August 7, 2007, File No. 1-10262, and incorporated by reference herein)

4.2

Rights Agreement, dated as of April 6, 1998, by and between Harken Energy Corporation and ChaseMellon Shareholder Services L.L.C., as Rights Agent (filed as Exhibit 4 to Harken’s Current Report on Form 8-K dated April 7, 1998, file No. 1-10262, and incorporated by reference herein)

4.3

Amendment to Rights Agreement by and between Harken Energy Corporation and American Stock Transfer and Trust Company (successor to Mellon Investor Services LLC, (formerly known as ChaseMellon Shareholder Services L.L.C.), as Rights Agent, dated June 18, 2002 (filed as Exhibit 4.11 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein)

4.4

Amendment to Rights Agreement by and between Harken Energy Corporation and American Stock Transfer and Trust Company (successor to Mellon Investor Services LLC, (formerly known as ChaseMellon Shareholder Services L.L.C.), as Rights Agent, dated August 27, 2002 (filed as Exhibit 4.12 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein)

4.5

Certificate of Designations of Series E Junior Participating Preferred Stock (filed as Exhibit A to Exhibit 4 to Harken’s Current Report on Form 8-K dated April 7, 1998, file No. 1-10262, and incorporated by reference herein)

4.6

Certificate of Increase of Series E Junior Participating Preferred Stock of Harken Energy Corporation (filed as Exhibit 4.6 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, File No. 1-10262, and incorporated by reference herein)

4.7

Certificate of Designations of Series G1 Convertible Preferred Stock (filed as Exhibit 3.7 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein)

4.8

Certificate of Increase of Series G1 Convertible Preferred Stock of Harken Energy Corporation (filed as Exhibit 3.8 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein)

4.9

Certificate of Designations of Series G2 Convertible Preferred Stock (filed as Exhibit 4.10 to Harken’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2001, File No. 1-10262, and incorporated by reference herein)

4.10

Certificate of Designations of Series M Cumulative Convertible Preferred Stock (filed as Exhibit 4.1 to Harken’s Current Report on Form 8-K dated October 8, 2004, File No. 1-10262, and incorporated by reference herein)

4.11

Amendment to Rights Agreement by and between HKN, Inc. and American Stock Transfer and Trust Company, as Rights Agent, dated April 4, 2008 (filed as Exhibit 4.1 to HKN’s current report on Form 8-K dated April 4, 2008, file No. 1-10262, and incorporated by reference herein)

*4.12

Amendment to Rights Agreement by and between Harken Energy Corporation and American Stock Transfer and Trust Co., LLC (successor to Mellon Investor Services, LLC, (formerly known as ChaseMellon Shareholder Services, L.L.C.), as Rights Agent, dated October 26, 2010.

*4.13	Form of HKN, Inc. Non-Transferable Subscription Rights Certificate

† 4.14	Form of Subscription Agent Agreement, dated as of October 2010, by and between HKN, Inc. and American Stock Transfer & Trust Company.

*5.1	Opinion of Hallett & Perrin

*23.1	Consent of Independent Registered Public Accounting Firm — Hein & Associates, LLP

† 23.2	Consent of Collarini & Associates (Independent Reserve Engineers)

*23.3	Consent of CREST Engineering Services (Independent Reserve Engineers)

*23.4	Consent of Hallett & Perrin (included as part of Exhibit 5.1)

*24	Powers of Attorney (included on the signature page to this Registration Statement)

*99.1	Form of Instruction as to Use of HKN, Inc. Non-Transferable Subscription Rights Certificates

*99.2	Form of Letter to Stockholders Who Are Record Holders

*99.3	Form of Letter to Nominee Holders Whose Clients Are Beneficial Holders

*99.4	Form of Letter to Clients of Nominee Holders

*99.5	Form of Nominee Holder Certification

*99.6	Form of Beneficial Owner Election

*	Filed herewith

†	To be filed by subsequent amendment